EXHIBIT 99.2


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                        (Nesquehoning Savings Bank Logo)


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                          YOU ARE CORDIALLY INVITED TO
                             A COMMUNITY INFORMATION
                              MEETING AND RECEPTION
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Please join the Board of Trustees of  Nesquehoning  Savings  Bank,  the Board of
Directors of First Star Bancorp and the Senior Management Team of both Nesquehoning and First Star at the community information meeting listed below. We will tell you more about our merger and stock offering. Seating will be limited. To reserve a place for yourself and your friends who may have an interest in becoming a shareholder of First Star Bancorp, please call us at
(000) 000-0000.


                              January 00 at 6 p.m.
                         At the Lake Hauto Banquet Hall


                             FIRST STAR SAVINGS BANK

                        [Nesquehoning Savings Bank Logo]


      This announcement is neither an offer to sell nor a solicitation of an offer to buy the stock of First Star Bancorp. The offer is made only by the Offering Circular which should be read with care.


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                     [Nesquehoning Savings Bank Letterhead]





Dear Voting Member of Nesquehoning Savings Bank:

     The Board of Trustees of Nesquehoning Savings Bank is pleased to announce that Nesquehoning Savings has received regulatory approval to convert from a Pennsylvania chartered mutual savings bank to a Pennsylvania chartered stock savings bank pursuant to a Plan of Conversion that was unanimously adopted by the Board of Trustees. As part of the conversion, Nesquehoning Savings will merge with First Star Bancorp, Inc., a community bank holding company headquartered in Bethlehem, PA. These transactions are referred to as the "Merger Conversion."

     Let me assure you that the Merger Conversion will not affect the balance or terms of any of your existing deposit accounts or change the terms of any existing loans at Nesquehoning Savings. Depositors of Nesquehoning Savings will continue to have their accounts insured by the FDIC to the maximum extent permitted by law.

     A favorable vote of the Voting Members of Nesquehoning Savings is required to complete the Merger Conversion. A Special Meeting of Members will be held on December 00, 1998 at which time the members of Nesquehoning Savings may vote by proxy or in person. The enclosed Proxy Statement contains important information to assist you in learning how to vote. Unless you plan to attend the annual meeting and vote in person, you should use the enclosed proxy card to record your vote. The Board of Trustees of Nesquehoning Savings has unanimously approved the Plan of Merger and urges you to vote "FOR" the Plan of Merger. Failure to return your signed proxy card or to vote in person could have the same effect as a vote against the Merger Conversion.

     Nesquehoning Savings has operated successfully as an independent mutual savings institution since 1913. Today the Board of Trustees of Nesquehoning Savings believes that it is in the best interest of Nesquehoning Savings, its customers and the communities served by Nesquehoning Savings for Nesquehoning Savings to join with First Star Bancorp. The Merger Conversion should enhance Nesquehoning Savings' ability to meet a wider range of its customers' financial needs and offer its customers greater convenience.

     First Star Savings Bank was founded in 1893 (as the Greater Bethlehem Savings & Loan Association) with the intent of providing community banking services to the Lehigh Valley. As of September 30, 1998 First Star Bancorp had total assets of $000 million and deposits of $000 million. First Star offers a wide range of banking products, including checking accounts, MAC cards, debit cards as well as car loans, home equity loans and business loans. First Star has six offices in the Lehigh Valley. First Star plans to renovate and expand the current Nesquehoning Savings headquarters office after completion of the Merger Conversion.

     As a Voting Member of Nesquehoning Savings (as defined in the Proxy Statement), you have the right to subscribe for First Star Bancorp Common Stock on a priority basis and at a discount to the market price. Your vote on the Merger Conversion has no bearing on your right to subscribe for stock. Please read the Offering Circular for more information about buying stock.

     For your convenience and to answer any questions you may have, we have established a Stock Information Center. If you have questions, please call us at
(000) 000-0000. To submit your vote for the Plan of Merger, please complete, date, sip and return the enclosed Proxy Card. If you decide to subscribe for stock, you must return the enclosed Stock Order Form, properly completed, with full payment to the Stock Information Center, Nesquehoning Savings' office or any First Star office not later than 1:00 p.m., 1999.

Sincerely,



Francis X. Koomar
Chairman


    This letter is not an offer to sell nor a solicitation of an offer to buy common stock of First Star Bancorp. The offer is made only by the Offering Circular which should be read with care.

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                       FIRST STAR SAVINGS BANK

                        [Nesquehoning Savings Bank Logo)




Dear Friend:

         The Board of Directors of First Star Bancorp, Inc. and the Board of Trustees of Nesquehoning Savings Bank are pleased to announce that Nesquehoning Savings has received regulatory approval to convert from a Pennsylvania chartered mutual savings bank to a Pennsylvania chartered stock savings bank pursuant to a Plan of Conversion that was unanimously adopted by the Board of Trustees of Nesquehoning Savings. As part of the conversion, Nesquehoning Savings will merge with First Star Bancorp. These transactions are referred to as the "Merger Conversion."

         Enclosed you will find a package of information regarding the Merger Conversion and how to order stock in this offering. Please review these documents carefully prior to making your investment decision.

         Nesquehoning Savings has operated successfully as an independent mutual savings institution since 1913. Today the Board of Trustees of Nesquehoning Savings believes that it is in the best interest of Nesquehoning Savings, its customers and the communities served by Nesquehoning Savings for Nesquehoning Savings to join with First Star. The Merger Conversion should enhance Nesquehoning Savings' ability to meet a wider range of its customers' financial needs and offer its customers greater convenience. First Star plans to renovate and expand the current Nesquehoning headquarters office upon completion of the Merger Conversion.

         For your convenience, we have established a Stock Information Center. If you have questions, please call us at (000) 000-0000. If you decide to order stock, you must return the enclosed Stock Order Form properly completed with full payment to the Stock Information Center or any Nesquehoning Savings or First Star office not later than 1:00 p.m., ______________, 1999.

Sincerely,



Joseph T. Svetik
President and Chief Executive Officer








This letter is not an offer to sell nor a solicitation of an offer to buy common stock of First Star Bancorp. The offer is made only by the Offering Circular which should be read with care.
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                            FIRST STAR SAVINGS BANK

                        {Nesquehoning Savings Bank Logo)

Dear Friend:

         Thank you for your interest in the merger conversion transaction involving Nesquehoning Savings Bank and First Star Bancorp, Inc. Enclosed you will find an Offering Circular and a brochure to answer some of the questions that you may have. Please review the documents carefully prior to making your investment decision

         For your convenience and to answer any question you may have, we have established a Stock Information Center. If you have questions, please call the Stock Information Center at (000) 000-0000. If you decide to subscribe for stock, you must return the enclosed Stock Order Form, properly completed and with full payment to the Stock Information Center, the Nesquehoning Savings Bank office or any First Star office not later than 0:00 p.m., January 00, 1999.

Sincerely,




Joseph T. Svetik                                     Francis X. Koomar
President & Chief Executive Officer                  Chairman
First Star Bancorp, Inc.                             Nesquehoning Savings Bank















This letter is not an offer to sell nor a solicitation of an offer to buy common stock of First Star Bancorp, Inc. The offer is made only by the Offering Circular which should be read with care.

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           Questions & Answers
            about our proposed
            Merger conversion

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         FIRST STAR SAVINGS BANK











     (Nesquehoning Savings Bank Logo)



























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INTRODUCTION

Nesquehoning Savings Bank has
agreed to be acquired by First Star
Bancorp, Inc. through a transaction
called a "Merger Conversion".
Nesquehoning will convert from a
mutual savings bank to a stock savings
bank and, at the same time, be
acquired by First Star. The Merger
Conversion must be approved by
Nesquehoning Savings' depositors and
several governmental agencies. The
Merger Conversion is also subject to
the successful completion of an
offering of First Star Common Stock.

Q.  What are the Nesquehoning
    depositors being asked to vote on?


A.  Nesquehoning depositors are
    being asked to vote upon the
    Merger Conversion.

Q.  What is the Merger Conversion?

A.  The First Star Directors and
    Nesquehoning Trustees have
    determined that it is in the best
    interests of First Star and
    Nesquehoning for Nesquehoning
    to merge with and into First Star.
    However, in order for First Star
    and Nesquehoning to merge,
    Nesquehoning must first convert
    from a mutual to the stock form
    of ownership. Concurrent with
    this conversion, Nesquehoning
    will merge with and into First
    Star. After the Merger
    Conversion, Nesquehoning will
    operate as the downtown
    Nesquehoning office of First Star
    Savings Bank.

Q.  Why should I vote for the Merger
    Conversion?






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A.  Nesquehoning depositors should
    vote for the Merger Conversion
    because, in today's highly
    competitive banking environment,
    the parties believe a small, single
    branch savings bank simply cannot
    compete effectively (or possibly
    even survive) with larger
    institutions with greater capital
    resources and depth of
    management and offering more
    diversified financial products and
    services. Among the alternatives
    considered by the trustees of
    Nesquehoning was a standard
    mutual to stock conversion.
    However, a standard mutual to
    stock conversion would not
    significantly increase
    Nesquehoning's ability to compete
    or to survive. A successful
    conversion would result in
    Nesquehoning being
    overcapitalized, without the
    resources necessary to expand the
    range of its financial products and
    utilize its additional capital. An
    unsuccessful conversion would
    result in a significant and perhaps
    crippling charge to earnings. After
    considering all the alternatives to
    the Merger Conversion, the
    Trustees of Nesquehoning decided
    that the most desirable alternative
    for Nesquehoning was to identify
    and pursue a combination with a
    well capitalized, conservatively
    managed community savings bank
    that shared Nesquehoning's
    operating philosophy and
    commitment to its community.

    In short, the Board of Trustees of
    Nesquehoning and the Directors of
    First Star believe that the
    Nesquehoning Depositors should
    vote "FOR" the Merger
    Conversion because it is in the
    best interests of both institutions,
    First Star's shareholders,
    Nesquehoning's depositors and the
    communities which they serve.


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  Q.  What effect will the Merger
      Conversion have on my existing
      accounts at Nesquehoning?

  A.  The Merger Conversion will have
      no effect on the balance, maturity
      or withdrawability of your
      existing deposits at Nesquehoning
      or your obligations as a borrower
      from Nesquehoning. Your
      deposits will become deposits of
      First Star Savings Bank and will
      continue to be insured by the
      FDIC to the maximum limits
      available under federal law.

  Q.  If the Merger Conversion is
      approved, what am I entitled to as
      a Nesquehoning depositor?

  A.  In addition to the full range of
      services and products that will be
      available to you as a First Star
      Savings Bank depositor, eligible
      Nesquehoning depositors will be
      entitled to subscribe for shares of
      First Star Common Stock at a
      10% discount to the market price
      in the Subscription Offering.

  Q.  What happens if the Merger
      Conversion is not approved?

  A.  Nesquehoning would not convert
      to a stock form of ownership and
      the merger would not take place.
      Because the factors that led the
      Board of Trustees to seek an
      appropriate merger partner have
      not changed, the Board of
      Trustees would necessarily
      reconsider all alternatives.

  Q.  Is First Star's Common Stock
      listed on a stock exchange?

  A.  No. First Star's Common Stock
      has always traded in privately
      negotiated transactions. An
      investment in First Star Bancorp
      should be considered long-term
      due to the current lack of an
      active trading market for the
      stock.
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Q.  How many votes are required for
    the Nesquehoning depositors to
    approve the Merger Conversion?

A.  A majority of the outstanding
    votes eligible to be cast by
    Nesquehoning  depositors is
    required to approve the Merger
    Conversion. Each Nesquehoning
    depositor will receive one vote
    and one additional vote for each
    $100 in his or her Nesquehoning
    accounts, up to a maximum of
    1,000 votes.

Q.  What happens if I do not vote?

A.  Not voting will have the same
    effect as voting against the
    Merger  Conversion.

Q.  What do I need to do now?

A.  First, plan to attend the Special
    Meeting or complete and mail
    your proxy  approving the Merger
    Conversion. Then, when you
    receive the information  relating
    to the Offering, if you wish to
    take advantage of the opportunity
    to purchase shares of First Star's
    Common Stock, complete your
    stock order  form and submit it
    together with the applicable
    purchase price.

Q.  What changes will I notice after
    the Merger Conversion?

A.  In some respects, there will be
    little change. Like Nesquehoning,
    First  Star emphasizes personal,
    individualized service and a high
    degree of  personal contact.

Q.  If I have any questions about the
    Merger Conversion, what should I
    do?

A.  In order to make an informed
    decision, you should read this
    entire  document. In addition, if
    you have any questions you
    should contact the  Stock
    Information Center at (000)
    000-0000.
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    This brochure does not constitute an
    offer to sell or the solicitation of an
    offer to buy any shares of First Star
    Bancorp Common Stock offered in
    connection with the Merger
    Conversion, nor does it constitute the
    solicitation of a proxy in connection
    with the Merger Conversion. Offers to
    sell and solicitations of offers to buy
    are made only by means of the
    Offering Circular and solicitations of
    proxies are made only by means of the
    Proxy Statement. There shall be no
    sale of First Star Bancorp Common
    Stock in any state in which any offer,
    solicitation of an offer or sale of First
    Star Bancorp Common Stock would be
    unlawful prior to the registration or
    qualification of such shares under the
    securities laws of any such state. A
    Proxy Statement and/or an Offering
    Circular can be obtained by calling the
    Stock Information Center.

    THE SHARES OF FIRST STAR
    BANCORP COMMON STOCK
    OFFERED IN THE MERGER
    CONVERSION ARE NOT DEPOSITS
    AND ARE NOT INSURED BY THE
    FDIC OR ANY OTHER
    GOVERNMENTAL AGENCY.


         FIRST STAR SAVINGS BANK

     (Nesquehoning Savings Bank Logo)



        Stock Information Center
        301 West Catawissa Street
         Nesquehoning, PA 18240
           Phone (000) 000-0000













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